SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2003

BioReliance Corporation
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-22879 (Commission File Number)	52-1541583 (IRS Employer Identification No.)

14920 Broschart Road Rockville, Maryland (Address of principal executive offices)	20850 (Zip Code)

Registrant’s telephone number, including area code: (301) 738-1000

Not Applicable
(Former name or former address, if changed since last report)

Item 5.   Other Events

Agreement to Acquire Q-One Biotech Group Ltd.

     Pursuant to (i) a Share Purchase Agreement, dated August 12, 2003, among BioReliance Corporation, BioReliance (Glasgow) Limited and the sellers named therein (relating to the acquisition of shares of Q-One Biotech Group Limited) and (ii) a Share Purchase Agreement, dated August 12, 2003, among BioReliance Corporation, BioReliance (Glasgow) Limited and the sellers named therein (relating to the acquisition of shares of Satron Management Services (Technology) Limited) (collectively, the “Share Purchase Agreements”), BioReliance Corporation (the “Company”) has agreed to acquire all of the outstanding shares of Q-One Biotech Group Ltd., a privately-held company based in Glasgow, Scotland (“Q-One”).

     Under the terms of the Share Purchase Agreements, the Company agreed to purchase all of the outstanding capital stock of Q-One Biotech for an aggregate purchase price of approximately £42 million in cash, subject to adjustments. The Company expects to fund the purchase price, excluding transaction costs, with approximately $48 million of borrowings under a new senior secured credit facility, described below, and approximately $20 million of existing cash resources. The transaction is subject to regulatory approval, the closing of the Company’s credit facility and other customary closing conditions. The Company expects to complete the transaction immediately upon regulatory approval, anticipated late in the third quarter of 2003.

     A copy of the joint press release issued by the Company and Q-One, dated August 12, 2003, is furnished as Exhibit 99.1 hereto.

New Senior Secured Credit Facility

     On August 12, 2003, the Company entered into a Credit Agreement among the Company and BioReliance (Glasgow) Ltd. as borrowers, certain subsidiaries of the Company as guarantors, Bank of America, N.A. as administrative agent, security trustee and letter of credit issuer, the lenders party thereto, and Banc of America Securities LLC as the sole lead arranger and sole book manager.

     Under the credit facility, the Company may borrow up to $60 million for general corporate purposes, including working capital and capital expenditures, to refinance existing indebtedness and to finance the acquisition of Q-One. The credit facility consists of a $15 million revolving credit facility, a $35 million domestic term loan and a $10 million foreign term loan. Amounts due under the revolving credit facility will become due and payable in full on September 30, 2006. Amounts due under the term loans will become due and payable in full on September 30, 2008.

     The credit facility includes negative covenants including, among others, those restricting the Company’s ability to incur liens on its assets, pay dividends, make investments, and incur additional indebtedness. The credit facility also contains customary financial covenants including, among others, those that require the Company to maintain a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum net worth. The credit facility includes customary events of default including, among other things, the Company’s failure to pay the principal or interest of any loan or letter of credit under the credit facility, a default or event of default of any other agreement involving indebtedness, insolvency by the Company or any of its subsidiaries, and change in control of the Company (as defined in the Credit Agreement).

     The interest rate on the credit facility is variable based on the ratio of total funded debt under the facility to the Company’s EBITDA. This ratio will be calculated quarterly.

Item 7.   Financial Statements and Exhibits

(c)	Exhibits.

99.1 Press Release, dated August 12, 2003.

Forward-Looking Statements

Certain statements made in this Current Report on Form 8-K are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words “believe,” “anticipate,” “confident,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or similar words or phrases. Comments such as those with respect to (1) the likelihood that the acquisition by BioReliance of Q-One Biotech will close, (2) the amount and timing of synergies that may be achieved in connection with the acquisition, (3) BioReliance’s ability to effectively and efficiently integrate the operations of Q-One Biotech, and (4) the effect of the transaction on BioReliance’s earnings per share constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ include the possibility that the acquisition will not close, the failure of BioReliance to retain key employees, the failure of BioReliance to effectively manage the cost of integrating the operations of Q-One Biotech, general economic conditions, and the size and growth of the overall markets for biopharmaceuticals, including the amounts spent on research and development by biotechnology and pharmaceutical companies. In addition, risks and uncertainties are detailed from time to time in reports filed by BioReliance with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. BioReliance undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BIORELIANCE CORPORATION

By: /s/ John L. Coker
John L. Coker Vice President, Finance and Administration & Chief Financial Officer

Date: August 26, 2003

EXHIBIT INDEX

     99.1    Press Release, dated August 12, 2003.